EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              FOURTH QUARTER 1996

(1) In the fourth quarter of 1996 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $905,000 in loans to TransCapacity in the fourth quarter of 1996. On a cumulative basis EUA has invested $10,910,000 in TransCapacity.

(3) Services were provided by five (3) EUA Service Corporation staff personnel in the following areas: Marketing, Management, and Taxation.

(4)  TransCapacity L.P. Financial Statements for the fourth quarter 1996.

                    TRANSCAPACITY LIMITED PARTNERSHIP
                          CONDENSED BALANCE SHEET
                               December 31, 1996
                                (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                       $429
    Organization Costs, net                              9
    Other Assets                                       483
          Total fixed Assets                           921
Current Assets:
    Cash and temporary Cash Investments                104
    Accounts Receivable                                  8
    Notes Receivable                                     0
    Prepayments and Other Assets                        46
          Total Current Assets                         158
TOTAL ASSETS                                        $1,079

                              LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($7,537)
    Partnership Equity - NCRSCo                       (367)
    Partnership Equity - TransCapacity SC             (539)
          Total Common Equity                       (8,443)
Long Term Liabilities:
    Long term portion of capital lease liability         2
    Notes Payable to EUA Energy                      8,060
          Total Long Term Liabilities                8,062
          Total Capitalization                       (381)
Current Liabilities:
    Accounts Payable                                    14
    Current portion of capital lease liability           4
    Notes Payable                                       55
    Accrued Expenses                                 1,387
    Total Current Liabilities                        1,460
TOTAL LIABILITIES AND EQUITY                        $1,079


                    TRANSCAPACITY LIMITED PARTNERSHIP
                       CONDENSED INCOME STATEMENT
          For the quarter and twelve months ended December 31, 1996
                              (Unaudited)
                     (In Thousands of Dollars)

                                          QUARTER     YTD

Operating Revenues                           $10       $40

Operating Expenses:
    Data Acquisition/Comm  Expenses           40       302
    Research and Development Expenses        115       430
    General and Administrative Expenses      633     2,251
    Depreciation & Amortization              107       417
          Total Operating Expenses           895     3,400
Operating Income                            (885)   (3,360)
Other Income and Deductions                   (8)      (57)
    Income Before Interest Charges          (893)   (3,417)
Interest Charges                             213       754
    Income After Interest Charges         (1,106)   (4,171)
Pre-tax Net Income                       ($1,106)  ($4,171)


                    TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
               For the Year to date period ended December 31, 1996
                                   (Unaudited)
                            (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                             ($4,171)
    Depreciation & Amortization                        417
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (3)
        Accounts & Notes Payable                       (68)
        Accrued Expenses                               789
        Other (Net)                                     47
          Net Operating Activities                  (2,989)
Financing Activities:
    Equity Contributions                                 0
    Long Term Debt                                   3,385
    Other (Net)                                         (6)
          Net Financing Activities                   3,379
Investing Activities:
    Payments for Affiliate Expenses                    (64)
    Capital Expenditures                              (352)
          Net Investing Activities                    (416)
Cash Provided (Used)                                  ($26)


                    EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              FOURTH QUARTER 1996

(5) Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1996. Answer - 294

     Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1996 for customers located in New England. Answer - NONE


(6) Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1996. Answer - TEN

      Number of  TransCapacity L.P. customers as of the end of  the fourth
      quarter of 1996 located in New England.     Answer - ONE